FORM 3

          U.S. SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934



1. Name and Address of Reporting Person:


 Kramer                     Emanuel
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(Last)                     (First)                     (Middle)

26 Hampshire Drive     Hudson         NH               03051
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(Street)               (City)       (State)            (Zip)

2. Date of Event Requiring Statement:

10/30/02
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(Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary):

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4. Issuer Name and Ticker or Trading Symbol:

  NOIZ
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5. Relationship of Reporting Person to Issuer (Check all
applicable):

    [X]    Director

    [ ]    10% Owner

    [ ]    Officer (give title below)

    [ ]    Other (Specify below)

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6. If Amendment, Date of Original:

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(Month/Day/Year)


Table I - Non-Derivative Securities Beneficially Owned:

1. Title of Security:

  Common Stock
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  Common Stock
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  Common Stock
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2. Amount of Securities Beneficially Owned:

  4,900
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  9,200
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 10,220
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3. Ownership Form-Direct (D) or Indirect (I):

   D
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   I
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   I
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4. Nature of Indirect Beneficial Ownership:

    -
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  By spouse
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  Jointly with spouse
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Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:

   Common Stock
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   Common Stock
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   Common Stock
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2. Date Exercisable and Expiration Date (Month/Day/Year):

  5/31/01                                 5/31/03
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  6/13/02                                 6/13/06
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 10/30/02                                10/30/05
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(Date Exercisable)                   (Expiration Date)

3. Title and Amount of Securities Underlying Derivative Security:

  Common Stock                            15,000
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  Common Stock                            10,000
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  Common Stock                            10,000
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 (Title)                          (Amount of Number of Shares)

4. Conversion or Exercise Price of Derivative Security:

    $5.50
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    $4.37
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    $2.96
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5. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):

    D
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    D
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    D
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6. Nature of Indirect Beneficial Ownership:

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Explanation of Responses:



/s/Emanuel Kramer                         10/30/02
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Signature of Reporting Person             Date